Exhibit 21

List of Subsidiaries

Company	Jurisdiction of Formation
Fusion Fuel Portugal, S.A.	Portugal
Fusion Cell Évora, Unipessoal LDA	Portugal
Fusion Cell Évora I, Unipessoal LDA	Portugal
Fusion Fuel USA, Inc.	United States
Fusion Fuel Spain, S.L.	Spain
Fusion Fuel Australia, PTY Ltd	Australia
Fusion Fuel Australia – Pilot PTY Ltd	Australia
Hevo Sines, Unipessoal LDA (1)	Portugal
Hevo Sines II, Unipessoal LDA (2)	Portugal
Hevo Sines III, Unipessoal LDA (3)	Portugal
(1)	Incorporated on January 12, 2022
(2)	Incorporated on March 22, 2022
(3)	Incorporated on April 14, 2022